UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2003

Exact name of registrant as
specified in its charter
and principal office
Commission	address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
101 Constitution Ave, N.W.
Washington, D.C. 20080
(703) 750-2000

0-49807	Washington Gas Light Company	District of Columbia	53-0162882
	101 Constitution Ave, N.W.	and Virginia
Washington, D.C. 20080
(703) 750-4440

Former name or former address, if changed since last report: NONE

ITEM 5. OTHER EVENTS

This report is filed to provide an update on certain regulatory developments in the District of Columbia and in the State of Maryland, which have occurred on and after October 31, 2003.

District of Columbia Regulatory Matters

On February 7, 2003, Washington Gas Light Company (Washington Gas), a wholly owned subsidiary of WGL Holdings, Inc., filed with the Public Service Commission of the District of Columbia (PSC of DC) an application to increase base rates. The request sought to increase overall annual revenues in the District of Columbia by approximately $14.1 million, or 7.0 percent, to $214.2 million. The application sought a return on common equity of 12.25 percent and an overall rate of return of 9.25 percent. The rate request application filed on February 7, 2003 did not reflect the effect of the revenue reduction indicated in the PSC of DC’s October 29, 2002 Order in a prior case, as that order was subject to reconsideration by the PSC of DC.

After considering the final effect of the base rate reduction from the prior case that became effective on April 9, 2003, Washington Gas filed a revision to its February 7, 2003 application on April 23, 2003. This revision increased the amount of the requested increase from $14.1 million to $19.9 million. On May 2, 2003, in response to a commission request for supplemental testimony, the revised increase was further modified to $18.8 million, supporting a total level of annual revenues of $213.2 million.

On June 26, 2003, the District of Columbia Office of the People’s Counsel (OPC), the Apartment and Office Building Association (AOBA), and other intervenors filed testimony in response to Washington Gas’ District of Columbia rate application. According to its filed testimony, OPC recommended an annual reduction in revenues of $9.6 million with a return on common equity of 9.00 percent and an overall rate of return of 7.39 percent. Included in the $9.6 million annual revenue reduction was OPC’s recommendation to lower Washington Gas’ annual depreciation expense by $7.7 million due principally to different depreciation rates that modify the way costs of removal are reflected in depreciation expense. OPC did not support the Washington Gas proposal to implement an Incentive Rate Plan (IRP).

AOBA did not specify a change in annual revenues. However, it recommended a return on common equity of 10.10 percent and an overall rate of return of 8.08 percent. While not supporting the Washington Gas proposal to implement an IRP, AOBA alternatively proposed a 9.30 percent return on common equity and an overall rate of return of 7.69 percent if the PSC of DC did adopt an IRP.

On July 25, 2003, Washington Gas filed its rebuttal case. Hearings were held during the weeks of September 15, 2003 and September 22, 2003, to discuss the merits of the proposed rate increase.

On November 10, 2003, the PSC of DC issued an order authorizing Washington Gas to increase its annual revenues by $5.377 million, reflecting an overall rate of return of 8.42 percent and a return on common equity of 10.6 percent. The order did not adopt the proposed IRP and reduced annual depreciation expense collections from the currently allowed levels by approximately $300,000. The new rates will be put into effect for service rendered on or after November 24, 2003.

The $5.377 million annual revenue increase described in the order includes a reduction for the negative impact of a $6.5 million lower level of pension and other postretirement benefit revenues that had previously been deferred in the balance sheet of Washington Gas as regulatory liabilities. This regulatory deferral mechanism, which has been in effect in the District of Columbia for several years, is designed to ensure that the variation in these annual costs when compared to the levels collected from customers, does not affect net income. Therefore, this reduction of annual revenues in the order for pensions and other postretirement benefit costs will be reflected as a change to the regulatory liability on the balance sheet since the liability has already been recorded. Additionally, the annual revenue increase in the order of $5.377 million also includes an increase in certain expenses that are also subject to the regulatory deferral mechanism treatment that equate to approximately $0.8 million per year. Thus the total annual effect of the order on pretax income is an increase of $11.1 million, which equates to approximately $0.14 cents per diluted share of common stock outstanding as of September 30, 2003.

Maryland Regulatory Matters

On March 31, 2003, Washington Gas Light Company, filed with the Public Service Commission of Maryland (PSC of MD) an application to increase rates in Maryland. Washington Gas serves approximately 395,000 customers in Maryland. The application requested an increase to overall annual revenues by approximately $35.1 million, with a return on common equity of 12.25 percent and an overall rate of return of 9.39 percent. As a result of information obtained subsequent to its original filing, Washington Gas revised its overall requested increase in annual revenue to $27.2 million, with no revision to the return on common equity or overall rate of return requested by Washington Gas in its original filing. The requested level of the revenue increase included $8.7 million related to increased depreciation expense.

The proposed rate request included an Incentive Rate Plan (IRP) designed to establish incentives to increase efficiencies and would set customer service quality standards that seek to increase the efficiency, safety, and reliability of service. The IRP was designed to benefit customers by providing for more stable rates, resulting in less frequent requests for rate increases. The rate request also included a proposal that would provide benefits to low-income customers who qualify for participation in a new Washington Gas program that would provide bill credits to participants during the winter heating season.

On June 20, 2003, the Staff of the PSC of MD (MD Staff), the Maryland Office of People’s Counsel (MD OPC), the United States Department of Defense and other Federal Executive Agencies (DOD) and the Apartment and Office Building Association of Metropolitan Washington (AOBA) filed testimony in response to Washington Gas’ rate application. According to its originally filed testimony, the MD Staff recommended that the PSC of MD direct Washington Gas to reduce its annual revenues by $6.6 million. The MD Staff subsequently revised its recommendations to reflect a $15.3 million reduction in annual revenues based on an alternative rate-making proposal for interruptible revenues and a one time bill credit of $4.8 million in connection with the gain on the sale of the Company headquarters building and land and to allow Washington Gas a return on common equity of 10.80 percent and an overall rate of return of 8.64 percent. The MD OPC recommended an annual reduction in revenues of $11.7 million, with a return on common equity of 9.50 percent and an overall rate of return of 7.92 percent. Neither the MD Staff nor the MD OPC supported the Washington Gas proposal to implement an IRP. The DOD recommended a $5.1 million reduction in Washington Gas’ annual revenues, and a return on common equity of 9.20 percent and an overall rate of return of 7.81 percent. DOD did not support Washington Gas’ proposal to implement an IRP; however, it recommended a reduction in the return on common equity to 8.00 percent if the PSC of MD elected to adopt an IRP.

AOBA did not specify a change in annual revenues; however, it recommended a return on common equity of 10.10 percent and an overall rate of return of 8.08 percent. While not supporting Washington Gas’ proposal to implement an IRP, AOBA alternatively proposed a 9.30 percent return on common equity and an overall rate of return of 7.69 percent if the PSC of MD did adopt an IRP.

On July 14, 2003, Washington Gas filed its rebuttal case. Hearings were held during August 2003 to address the merits of the proposals of the parties.

On September 11, 2003, a Hearing Examiner of the PSC of MD issued a proposed order (Proposed Order) authorizing an increase in annual revenues of $4.1 million, with a return on common equity of 11.00 percent and an overall rate of return of 8.74 percent. The Proposed Order denied the staff request for a one-time bill credit in connection with the gain on the sale of the Company’s land and headquarters building and instead, included a reduction to annual revenues of $180,000 for a fifteen-year period.

The authorized $4.1 million annual revenue increase excluded the effect of Washington Gas’ request for an $8.7 million increase in annual revenues for depreciation expense which is pending in a separate case. As a result of the Company’s proposal for depreciation being considered in a separate docket, the amount of the increase in the Proposed Order did not reflect the effect of the increase in depreciation expense proposed by the Company. However, the Proposed Order granted a Company request to implement the revenue increase and the new depreciation rates upon conclusion of the hearings in the separate docket, pending the results of an earnings test benchmarked to the authorized rate of return.

On October 31, 2003, the PSC of MD issued a final order (Final Order), granting Washington Gas a $2.9 million increase in annual revenues based on an overall rate of return of 8.61 percent and a return on common equity of 10.75 percent. The PSC of MD did not adopt Washington Gas’ proposed IRP. These rates go into effect for service rendered on or after November 6, 2003.

The Final Order upheld the Proposed Order’s treatment of the gain on sale of the Company’s land and headquarters building by reducing annual revenues $180,000 for a fifteen-year period. Additionally, the Final Order eliminated the requirement for conducting an earnings test in connection with updating Washington Gas’ depreciation rates, as discussed above, and provides for an update of these rates upon the outcome of the separate docket for determining new depreciation rates.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this Report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc.
and
Washington Gas Light Company
(Registrants)

Date	November 12, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn
Controller
(Principal Accounting Officer)